Exhibit 10.12

DIPLOMAT PHARMACY, INC.

Form of Restricted Stock Award Agreement

Under 2014 Omnibus Incentive Plan

Grantee:

Grant Date:

Number of Shares:

1.                                      Grant of Restricted Stock.  Pursuant to the Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan (the “Plan”), effective as of the Grant Date set forth above, Diplomat Pharmacy, Inc. (the “Company”) grants to the Grantee identified above that number of shares of the Company’s common stock, no par value, set forth above (the “Restricted Stock”), on the terms and subject to the conditions set forth in this Restricted Stock Award Agreement (this “Agreement”) and in the Plan.  Grantee shall not be required to pay any consideration to the Company for the Restricted Stock, other than rendering services and except for applicable tax withholding (as provided in Paragraph 8 below).  Capitalized terms not defined in this Agreement have the meanings ascribed to such terms in the Plan.

2.                                      Transfer and Forfeiture Restrictions.  The following provisions shall apply to the Restricted Stock:

(a)                                 Shares of Restricted Stock that have not yet become vested under Paragraph 3 of this Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by Grantee, and any attempt to do so shall be null and void and without effect.

(b)                                 If Grantee’s employment with the Company or a Subsidiary terminates for any reason whatsoever, shares of Restricted Stock which have not then become vested under Paragraph 3 of this Agreement shall automatically be forfeited by Grantee back to the Company for no consideration, and Grantee shall have no further rights or interest in such unvested shares of Restricted Stock.

(c)                                  If Grantee’s employment with the Company or a Subsidiary is terminated by the Company or a Subsidiary for Cause, any shares of Restricted Stock that have then become vested under Paragraph 3 of this Agreement shall also be automatically forfeited back to the Company by Grantee for no consideration, and Grantee shall have no further rights or interest in such vested shares of Restricted Stock.

(d)                                 Except for the restrictions on the Restricted Stock set forth in this Paragraph 2 or as otherwise provided in this Agreement, Grantee shall have all of the rights of a shareholder in respect of the Restricted Stock, including, but not limited to, the right to receive dividends on, and the right to vote, the Restricted Stock; provided, however, that any stock of the Company distributed on or in respect of the Restricted Stock, whether by reason of a stock split, stock dividend or otherwise, shall be subject to the same restrictions as are imposed on the Restricted Stock under this Agreement.

3.                                      Vesting Period.  Grantee shall become vested in 25% of the shares of Restricted Stock on each of the first, second, third and fourth anniversaries of the Grant Date, provided, however, that the Restricted Stock shall cease vesting upon termination of Grantee’s employment with the Company or a Subsidiary for any reason whatsoever and Grantee shall become vested in an installment of shares of Restricted Stock on a scheduled vesting date only if the Grantee remains continuously employed by the Company or a Subsidiary from the Grant Date to such vesting date.  Notwithstanding the immediately preceding sentence, however, in the event of a Change in Control, and provided that Grantee has remained continuously employed by the Company or a Subsidiary from the Grant Date to the time of the Change in Control, all shares of Restricted Stock that are then unvested shall immediately become vested.

4.                                      Restrictive Covenants; Compensation Recovery.  By signing this Agreement, Grantee acknowledges and agrees that the Restricted Stock (and any stock or stock-based award previously granted by the Company or a Subsidiary to Grantee under the Plan or otherwise) shall (i) be subject to forfeiture as a result of Grantee’s violation of any agreement with the Company or a Subsidiary regarding non-competition, non-solicitation, confidentiality, non-disparagement, inventions and/or similar restrictive covenants (the “Restrictive Covenants Agreement”), and (ii) be subject to forfeiture and/or recovery under any compensation recovery policy that may be adopted from time to time by the Company or any of its Subsidiaries. For avoidance of doubt, compensation recovery rights to the Restricted Stock or other shares of Company stock (including shares of stock acquired under previously granted stock-based awards) shall extend to the proceeds realized by Grantee due to sale or other transfer of such stock. Grantee’s prior execution of the Restrictive Covenants Agreement was a material inducement for the Company’s grant of the Restricted Stock under this Agreement.

5.                                      Conformity with Plan.  This Agreement and the Restricted Stock granted hereunder are intended to conform in all respects with and are subject to all applicable provisions of the Plan, which is incorporated herein by reference. Any inconsistencies between the provisions of this Agreement and the Plan shall be resolved in accordance with the provisions of the Plan.

6.                                      Rights as a Participant.  Nothing contained in this Agreement shall (i) interfere with or limit in any way the right of the Company or a Subsidiary to terminate Grantee’s employment at any time and for any or no reason, (ii) confer upon Grantee any right to be selected again as a Plan Participant, or (iii) require or permit any adjustment to the number of shares of Restricted Stock upon or as a result of the occurrence of any subsequent event (except as provided in Paragraph 13 of the Plan).

7.                                      Code Section 83(b) Election.  Grantee acknowledges that he is aware of his right to make an election under Section 83(b) of the Internal Revenue Code with respect to the grant of the Restricted Stock (the “Section 83(b) Election”), by filing a properly completed Section 83(b) Election with the Internal Revenue Service within 30 days after the Grant Date and attaching a copy of the filed Section 83(b) Election to his tax return for the year that includes the Grant Date. It shall be the sole responsibility of Grantee, in consultation with his tax advisor, to determine whether to make the Section 83(b) Election with respect to the grant of the Restricted Stock. Should Grantee make the Section 83(b) Election with respect to the grant of the Restricted Stock, Grantee shall provide the Company a copy of the Section 83(b) Election simultaneously with filing it with the Internal Revenue Service.

8.                                      Withholding of Taxes.  Any income or employment tax required to be withheld upon the grant or vesting of the Restricted Stock, or the payment of dividends on the Restricted Stock, shall be paid by Grantee to the Company or a Subsidiary (whichever is the employer of Grantee), or the Company or a Subsidiary (whichever is the employer of Grantee) may withhold such tax from the cash compensation otherwise payable to Grantee. Alternatively, Grantee may pay any such withholding tax by such cashless means as may be permitted under law and in the discretion of the Committee.

9.                                      Stock Certificates.  The Company shall issue certificates for the shares of Restricted Stock, registered in the name of Grantee; provided, however, that prior to the time the Restricted Stock becomes vested under the terms of this Agreement, such certificates shall have imprinted thereon the legend set forth in Paragraph 8(e) of the Plan and such certificates shall be held by the Secretary.  At the time shares of Restricted Stock become vested in Grantee hereunder, the Company shall re-issue certificates for such shares to Grantee without such legend.

10.                               Resale Restrictions.  The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Restricted Stock.  The Company currently intends to maintain this registration, but has no obligation to do so.  If the registration ceases to be effective, in addition to the transfer restrictions imposed under Paragraph 2 hereunder, Grantee will not be able to sell or transfer the Restricted Stock issued to Grantee hereunder unless an exemption from registration under applicable securities laws is available. Grantee agrees that any resale by Grantee of the Restricted Stock shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Exchange Act, and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules and regulations may be amended from time to time.  The Company shall not be obligated to permit sale of the Restricted Stock if such sale would violate any such requirements.

11.                               Consent to Transfer of Personal Data.  In administering this Agreement and the Plan, or to comply with applicable legal, regulatory, tax or accounting requirements, it may be necessary for the Company to transfer certain Grantee personal data to a Subsidiary, or to outside service providers, or to governmental agencies. By signing this Agreement and accepting the award of the Restricted Stock, Grantee consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of Grantee’s personal data to such entities for such purposes.

12.                               Consent to Electronic Delivery.  In lieu of receiving documents in hard copy paper format, Grantee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, documents, forms and communications) in connection with the Restricted Stock and any other prior or future incentive award or program made or offered by the Company, a Subsidiary and their predecessors or successors. Electronic delivery of a document to Grantee may be via a Company or Subsidiary email system or by reference to a location on a Company or Subsidiary intranet site to which Grantee has access.

13.                               Notices.  Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company, to the Chief Financial Officer of the Company at the principal office of the Company and, in the case of Grantee, to the Grantee’s address appearing on the books of the Company or to such other address as may be designated in writing by Grantee.

14.                               Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of Grantee and the beneficiaries, executors, administrators, heirs and successors of Grantee.

15.                               Invalid Provision.  The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

16.                               Modifications.  Except as provided in the Plan, no change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

17.                               Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

18.                               Governing Law.  This Agreement and the rights of the Grantee hereunder shall be governed, construed, and administered in accordance with and governed by the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction).

19.                               Headings.  The headings of the Paragraphs hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

20.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.                               Committee Determinations Final and Binding.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon Grantee and his legal representative in respect of any questions arising under the Plan or this Agreement.

Very Truly Yours,

Diplomat Pharmacy, Inc.

By

Name:
Its:

The undersigned hereby acknowledges having read this Agreement and the Plan and agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of:	GRANTEE:

Name: